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                                                                  Exhibit 23.3

                        Consent of Independent Auditors


The Board of Directors
Apple Computer, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Apple Computer, Inc. of our report dated October 11, 1999, relating to the consolidated balance sheets of Apple Computer, Inc. and subsidiaries as of September 25, 1999 and 1998, and the related consolidated statements of operations, shareholders equity, and cash flows for each of the years in the three-year period ended September 25, 1999, and the related schedule, which report appears in the September 25, 1999, annual report on Form 10-K of Apple Computer, Inc.

                                                /S/ KPMG LLP
                                                Mountain View, California
                                                May 12, 2000

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